Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES REPAYMENT OF TARP FUNDS AND

50% REDUCTION IN RELATED WARRANT

TOMS RIVER, NEW JERSEY, December 30, 2009…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that it has redeemed the 38,263 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (the “Preferred Stock”) originally issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program. The Company paid to the Treasury a total of $38,502,000, consisting of $38,263,000 of principal and $239,000 of accrued and unpaid dividends on December 30, 2009. The Company’s redemption of the shares is not subject to additional conditions or stipulations from the Treasury.

“This repayment ends OceanFirst’s participation in the U.S. Treasury’s Capital Purchase Program,” stated Company Chairman, President & CEO John R. Garbarino. “When we completed our follow on offering of common stock in November 2009, we stated that a portion of the net proceeds would be used to repay our TARP funds. The Company’s decision to exit the program at this time reflects the Company’s strong capital position resulting from our raising an additional $54.0 million of common equity in that offering. OceanFirst remains a well-capitalized financial institution with consistent earnings throughout the past two years. The success of our recent stock offering and strengthened tangible common equity position has further improved our ability to compete in our market.”

The preferred stock that the Company will repurchase for $38,263,000 currently has a carrying value of $37,160,000 (net of a $1,103,000 unaccreted discount) on the Company’s statement of financial condition. As a result of the repurchase, the Company will accelerate the accretion of the $1,103,000 discount and record a total reduction in stockholders’ equity of $38,263,000. Additionally, the unaccreted discount will be treated in a manner consistent with that for accrued preferred dividends in reporting net income available for common shareholders in the results of operations for the fourth quarter of 2009.

In connection with the January 16, 2009 issuance of the preferred stock, the Company issued to the Treasury a warrant to purchase 380,853 shares of common stock at $15.07. The Company has been notified by the Treasury that as a result of the Company’s completion of our November 2009 Qualified Equity Offering, the amount of the warrant was reduced by 50% to 190,427 shares. This warrant is still held by the Treasury and remains outstanding at this time. The Company intends to negotiate for the repurchase of the warrant, however, the repurchase price is subject to these negotiations and there can be no assurance that they will be repurchased now, or in the future.

OceanFirst Financial Corp. is the parent holding company for OceanFirst Bank. OceanFirst Bank, founded in 1902 is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. The Bank is located in the central coastal area of New Jersey between the major metropolitan cities of New York and Philadelphia. With administrative offices in Toms River, New Jersey, OceanFirst Bank provides financial services to retail and business customers throughout the Jersey Shore market. Additional information is available on OceanFirst’s website at www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.